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                                                                    Exhibit 99.2

September 25, 2007

Dear Shareholders:

Previously you received our letter dated August 21, 2007 announcing the Board's approval of a merger with IBT Bancorp, Inc., of Mt. Pleasant, Michigan. The letter indicating the terms of the agreement included GCFC shareholders receiving shares of IBT equal to the shares now owned in GCFC at an exchange rate of $44.00 per share. Further it was intended that the agreement be a tax free exchange of stock. In addition, IBT offered the holders of GCFC common stock a two year put option following the merger at a price of $44.00 per share.

After performing additional research into the IRS tax laws and accounting standards, IBT raised concerns that the put option would prevent the exchange of stock from being tax free.

To be eligible for a tax free exchange of shares, the Agreement and Plan of Merger has been amended. The consideration of $44.00 per shares remains. The new agreement will exchange each one of your GCFC shares for $14.70 cash plus .6659 of a share of IBT Common Stock. The stock portion of the exchange is intended to be a tax free exchange under this arrangement while the cash portion will be taxable. You will not, however, be entitled to a two year put of $44.00 per share for the IBT shares as described in the earlier letter. The IBT shares will be subject to the same market risks as your GCFC shares.

The GCFC Board of Directors has approved this amendment to the original agreement at a meeting on September 24, 2007 and recommends a positive vote.

We will be sending you an Offering Circular describing the merger transaction in detail, a Notice of Special Meeting of GCFC Shareholders for the purpose of voting on this transaction and a proxy statement for voting once regulatory approvals have been obtained.

If you have any questions concerning this merger transaction or this amendment, please call Ted Kortes at 616-754-9004 or Jae Evans at 616-754-5100. Thank you.

Sincerely,


/s/ James M. Mullendore                 /s/ Ted Kortes
James M. Mullendore, Jr.                Ted Kortes
Chairman                                President & CEO